===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                          ---------------------------


                                    FORM 8-K
                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 28, 1998


                          ---------------------------



                          VISTA ENERGY RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)



         DELAWARE                       001-14575                75-2766114
     (State or other              (Commission File Number)    (I.R.S. Employer
jurisdiction of incorporation)                            Identification Number)


550 WEST TEXAS AVENUE
      SUITE 700                                                79701
    MIDLAND, TEXAS                                           (Zip code)
(Address of principal
  executive offices)


       Registrant's telephone number, including area code: (915) 570-5045

                                 NOT APPLICABLE
                 (former address if changed since last report)



===============================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On October 28, 1998, Vista Energy Resources, Inc., a Delaware corporation (the "Company"), acquired Midland Resources, Inc., a Texas corporation ("Midland"). The acquisition was effected through the merger (the "Merger") of Midland Merger Co., a Texas corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), with and into Midland, with Midland as the surviving corporation. Pursuant to the Merger, each issued and outstanding share of Midland common stock, par value $.001 per share ("Midland Common Stock"), was converted into the right to receive one share of the Company's common stock, par value $.01 per share ("Vista Common Stock"). Furthermore, certain affiliates of Midland entered into separate exchange agreements with the Company (collectively, the "Midland Exchange Agreement"). Pursuant to the terms of the Midland Exchange Agreement, options for Midland Common Stock were exchanged for a warrant (a "Vista Warrant") that is exercisable for Vista Common Stock at an initial exercise price of $4.00 per share. In addition holders of all of the outstanding shares of common stock, par value $.01 per share ("GP Common Stock"), of Vista Resources I, Inc., the sole general partner of Vista Resources Partners, L.P. (the "General Partner"), and the holders of all of the outstanding limited partnership interests ("Partnership Interests") in Vista Resources Partners, L.P. ("Vista L.P.")entered into separate exchange agreements with the Company (collectively, the "Vista Exchange Agreement"). Pursuant to the Vista Exchange Agreement, the GP Common Stock and the Partnership Interests were exchanged for both Vista Common Stock and a Vista Warrant. In consideration of the Merger and the Midland Exchange Agreement, Vista issued 4,470,123 shares of Vista Common Stock to former holders of Midland Common Stock and Vista Warrants that are exercisable for 3,248,045 shares of Vista Common Stock to former holders of options for Midland Common Stock. In consideration of the Vista Exchange Agreement, Vista issued 11,903,506 shares of Vista Common Stock and Vista Warrants that are exercisable for 8,563,028 shares of Vista Common Stock to former holders of GP Common Stock and Partnership Interests. At the close of business on October 29, 1998, Vista Common Stock traded at $3 1/8 per share.

         In connection with the Merger and the exchange under the Vista Exchange Agreement, the outstanding senior bank indebtedness of both Midland (approximately $9.7 million) and Vista L.P. ($18.7 million) were refinanced and combined into a single bank facility. The new bank facility is with Union Bank of California, N.A.

         The assets of Midland, included among other things, real property and equipment. Such real property was used by Midland in connection with its oil and gas business. The Company intends to continue to use such assets in the oil and gas business.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
         The following information is included in this Report beginning as page F-1.

         -        Report of Independent Certified Public Accountants
         -        Report of Independent Auditors
         -        Consolidated Balance Sheet of Midland Resources, Inc., as of
                  June 30, 1998 and as of December 31, 1997 and 1996
         -        Consolidated Statements of Operations of Midland Resources,
                  Inc., for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995
         - Consolidated Statements of Stockholders' Equity of Midland Resources, Inc., as of June 30, 1998 and as of December 31, 1997, 1996 and 1995
         - Consolidated Statements of Cash Flows of Midland Resources, Inc. for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995
         -        Notes to Consolidated Financial Statements

(B)      PRO FORMA FINANCIAL INFORMATION

         The following information is included in this Report beginning as page F-21.

         - Unaudited Pro Forma Combined Balance Sheet of Vista Energy Resources, Inc. as of June 30, 1998

         - Unaudited Pro Forma Combined Statements of Operations for Vista Energy Resources, Inc. for the six months ended June 30, 1998 and for the year ended December 31, 1997

         -  Note to Unaudited Pro Forma Combined Financial Statements

(C)      EXHIBITS

         2.1 Agreement and Plan of Merger dated as of May 22, 1998, among Vista Resources Partners, Inc., Midland Resources, Inc., Vista Energy Resources, Inc., and Midland Merger Co. (filed as Appendix A to the Company's Registration Statement on Form S-4 (File No. 333-58495) and incorporated herein by reference).

         2.2 Form of Vista Exchange Agreement (filed as Appendix B to the Company's Registration Statement on Form S-4 (File No. 333-58495) and incorporated herein by reference).

         2.3 Form of Midland Exchange Agreement (filed as Appendix C to the Company's Registration Statement on Form S-4 (File No. 333-58495) and incorporated herein by reference).

         *99.1 Press Release of Vista Energy Resources, Inc. dated October 28, 1998.


----------------------
*Filed herewith

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Midland Resources, Inc.

     We have audited the accompanying consolidated balance sheets of Midland Resources, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Midland Resources, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the two years ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            GRANT THORNTON LLP

Houston, Texas
March 13, 1998, except as to
Note N as to which the date is
April 9, 1998

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Midland Resources, Inc.

     We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Midland Resources, Inc. and subsidiary for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of their operations and cash flows of Midland Resources, Inc. and subsidiary for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note A to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in 1995.

                                            ERNST & YOUNG LLP

Fort Worth, Texas
March 5, 1996

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                             ASSETS
                                                                             DECEMBER 31,
                                                          JUNE 30,     -------------------------
                                                            1998          1997          1996
                                                         -----------   -----------   -----------
                                                         (UNAUDITED)
Current assets:
  Cash.................................................  $    56,673   $   150,890   $   366,677
  Accounts receivable:
     Oil and gas sales.................................      417,062       670,093       834,269
     Related parties...................................           --        60,822       360,479
     Sales of properties...............................           --       563,757            --
     Property operations and other.....................      271,234       296,052       359,600
  Property held for sale...............................           --       200,000     1,241,515
  Reimbursable merger costs and other..................      356,616        57,531       104,180
  Deferred tax asset...................................       37,000        37,000       378,000
                                                         -----------   -----------   -----------
          Total current assets.........................    1,138,585     2,036,145     3,644,720
  Property and equipment, at cost......................   29,787,275    29,210,699    27,889,580
  Less accumulated depreciation, depletion and
     amortization......................................   16,613,114    15,975,838    14,076,100
                                                         -----------   -----------   -----------
          Property and equipment, net..................   13,174,161    13,234,861    13,813,480
  Deferred tax asset...................................    1,302,684     1,011,193            --
  Goodwill, net of amortization of $106,754 in 1997 and
     $80,067 in 1996...................................      707,240       720,584       747,271
  Contracts and leases, net of amortization of $84,352
     in 1997 and $78,411 in 1996.......................      188,422       199,116       414,633
  Non-current note receivable..........................      294,387       302,490       317,759
  Other assets.........................................      101,553       116,094        38,783
                                                         -----------   -----------   -----------
          Total assets.................................  $16,907,032   $17,620,483   $18,976,646
                                                         ===========   ===========   ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt....................  $   900,000   $   583,481   $ 1,680,830
  Accounts payable and accrued expenses................      726,529       981,202     1,194,344
  Drilling advances....................................           --            --       393,254
                                                         -----------   -----------   -----------
          Total current liabilities....................    1,626,529     1,564,683     3,268,428
Long-term debt.........................................    8,856,319     9,115,370     7,166,421
Deferred tax liability.................................           --            --        47,044
Payable for the purchase of subsidiary and other.......      205,554       221,404       317,493
                                                         -----------   -----------   -----------
          Total liabilities............................   10,688,402    10,901,457    10,799,386
Stockholders' equity:
  Preferred stock, $0.01 par value; 20,000,000 shares
     authorized, none issued...........................           --            --            --
  Common stock, $0.001 par value; 80,000,000 shares
     authorized; 4,463,499 and 4,401,031 shares issued
     in 1997 and 1996, respectively....................        4,468         4,463         4,401
  Additional paid in capital...........................    8,497,772     8,487,801     7,898,199
  Unearned compensation................................     (109,119)     (164,516)           --
  Retained earnings (deficit)..........................   (2,174,491)   (1,608,722)      274,660
                                                         -----------   -----------   -----------
          Total stockholders' equity...................    6,218,630     6,719,026     8,177,260
                                                         -----------   -----------   -----------
          Total liabilities and stockholders' equity...  $16,907,032   $17,620,483   $18,976,646
                                                         ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     SIX MONTHS ENDED
                                         JUNE 30,                 YEARS ENDED DECEMBER 31,
                                  -----------------------   -------------------------------------
                                     1998         1997         1997          1996         1995
                                  ----------   ----------   -----------   ----------   ----------
                                        (UNAUDITED)
Operating revenue:
  Oil and gas sales.............  $2,182,394   $3,346,815   $ 6,396,249   $6,958,491   $5,147,033
  Management income.............          --           --            --       45,000      102,000
  Property operations income....      51,855       51,150       119,012      111,862       81,036
  Partnership income............          --       99,007        72,275           --           --
  Other.........................      15,497        8,655        12,951       26,372       48,105
                                  ----------   ----------   -----------   ----------   ----------
          Total operating
            revenue.............   2,249,746    3,505,627     6,600,487    7,141,725    5,378,174
Operating costs and expenses:
  Oil and gas production........   1,416,724    1,449,529     3,088,886    2,981,837    2,509,854
  Exploration costs:
     Dry holes..................          --      332,194       796,852      416,892           --
     Geological and
       geophysical..............       4,709       28,090        52,682      349,963      198,453
  Depreciation, depletion and
     amortization...............     678,255      634,233     1,964,658    1,306,287    1,033,905
  Abandonment costs.............      39,808           --        93,760           --        3,000
  General and administrative....     574,837      817,183     1,451,404    1,295,298    1,049,904
  Impairment of properties......          --      356,000     1,277,342      114,904    1,020,670
                                  ----------   ----------   -----------   ----------   ----------
          Total operating costs
            and expenses........   2,714,333    3,617,229     8,725,584    6,465,181    5,815,786
                                  ----------   ----------   -----------   ----------   ----------
                                    (464,587)    (111,602)   (2,125,097)     676,544     (437,612)
Other income and (expenses):
  Gain (loss) on sale of
     property and equipment.....      10,048      376,505       462,571       36,308     (102,984)
  Interest income...............      14,038       18,155        32,337       61,997       19,374
  Other income..................          --           --            --           --       19,537
  Interest expense..............    (416,759)    (410,832)     (970,430)    (722,447)    (611,587)
                                  ----------   ----------   -----------   ----------   ----------
          Total other income and
            expenses............    (392,673)     (16,172)     (475,522)    (624,142)    (675,660)
                                  ----------   ----------   -----------   ----------   ----------
Income (loss) before income
  taxes.........................    (857,260)    (127,774)   (2,600,619)      52,402   (1,113,272)
Income taxes:
  Deferred federal income tax
     expense (benefit)..........    (291,491)     (45,291)     (717,237)      30,280     (376,241)
                                  ----------   ----------   -----------   ----------   ----------
Net income (loss)...............  $ (565,769)  $  (82,483)  $(1,883,382)  $   22,122   $ (737,031)
                                  ==========   ==========   ===========   ==========   ==========
Earnings (loss) per share:
  Basic.........................  $    (0.13)  $     (.02)  $     (0.42)  $     0.01   $    (0.22)
                                  ==========   ==========   ===========   ==========   ==========
  Diluted.......................  $    (0.13)  $     (.02)  $     (0.42)  $     0.01   $    (0.22)
                                  ==========   ==========   ===========   ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     COMMON STOCK      ADDITIONAL    RETAINED     TREASURY         NOTE
                                  ------------------    PAID IN      EARNINGS      STOCK        RECEIVABLE        UNEARNED
                                   SHARES     AMOUNT    CAPITAL      (DEFICIT)    AT COST    OFFICER/DIRECTOR   COMPENSATION
                                  ---------   ------   ----------   -----------   --------   ----------------   ------------
Balances at December 31, 1994...  3,374,522   $3,375   $5,404,109   $   989,569   $(25,465)     $      --        $      --
Stock options exercised.........     22,000       22       51,072            --         --             --               --
Warrants exercised..............    997,009      997    2,399,787            --         --       (453,641)              --
Warrants redeemed...............         --       --      (63,373)           --                        --               --
Treasury stock contributed to
  ESOP (5,000 shares)...........         --       --        2,577            --     10,412             --               --
Warrants issued to bank.........         --       --       65,622            --         --             --               --
Net loss........................         --       --           --      (737,031)        --             --               --
                                  ---------   ------   ----------   -----------   --------      ---------        ---------
Balances at December 31, 1995...  4,393,531    4,394    7,859,794       252,538    (15,053)      (453,641)              --
Stock options exercised.........      7,500        7       17,805            --         --             --               --
Additional proceeds from 1995
  warrants exercised............         --       --        9,191            --         --             --               --
Treasury stock contributed to
  ESOP (7,300 shares)...........         --       --       11,409            --     15,053             --               --
Reduction of note receivable
  officer/director..............         --       --           --            --         --        453,641               --
Net income......................         --       --           --        22,122         --             --               --
                                  ---------   ------   ----------   -----------   --------      ---------        ---------
Balances at December 31, 1996...  4,401,031    4,401    7,898,199       274,660         --             --               --
Stock options exercised.........     36,000       36      109,276            --         --             --               --
Warrants exercised..............     11,428       11       45,701            --         --             --               --
Stock issued for property.......     15,040       15       52,625            --         --             --               --
Stock-based compensation........         --       --      382,000            --         --             --         (382,000)
Amortization of unearned
  compensation..................         --       --           --            --         --             --          217,484
Net loss........................         --       --           --    (1,883,382)        --             --               --
                                  ---------   ------   ----------   -----------   --------      ---------        ---------
Balances at December 31, 1997...  4,463,499    4,463    8,487,801    (1,608,722)        --             --         (164,516)
Stock options exercised.........      4,200        5        9,971            --         --             --               --
Amortization of stock-based
  compensation (unaudited)......         --       --           --            --         --             --           55,397
Net loss (unaudited)............         --       --           --      (565,769)        --             --               --
                                  ---------   ------   ----------   -----------   --------      ---------        ---------
Balance at June 30, 1998
  (unaudited)...................  4,467,699   $4,468   $8,497,772   $(2,174,491)  $     --      $      --        $(109,119)
                                  =========   ======   ==========   ===========   ========      =========        =========

   The accompanying notes are an integral part of the consolidated financial statements.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            SIX MONTHS ENDED
                                                JUNE 30,                  YEARS ENDED DECEMBER 31,
                                         -----------------------   ---------------------------------------
                                           1998         1997          1997          1996          1995
                                         ---------   -----------   -----------   -----------   -----------
                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................  $(565,769)  $   (82,483)  $(1,883,382)  $    22,122   $  (737,031)
  Depreciation, depletion and
    amortization.......................    678,255       634,233     1,964,658     1,306,287     1,033,905
  Abandonments and exploratory dry
    holes..............................         --       332,194       890,612       416,892            --
  Impairment of properties.............         --       356,000     1,277,342       114,904     1,020,670
  (Gain) loss on sale of properties and
    equipment..........................    (10,048)     (374,654)     (462,571)      (36,308)      102,984
  Noncash stock-based compensation.....     55,398       117,047       217,484            --            --
  Deferred income tax expense
    (benefit)..........................   (291,491)      (45,291)     (717,237)       30,280      (376,241)
  Partnership distributions in excess
    of income..........................         --            --        45,875            --            --
  (Increase) decrease in accounts
    receivable related to operations...    338,671       111,302       166,902      (265,521)      (58,418)
  Decrease (increase) in other current
    assets.............................     (2,753)       20,277        22,610        (8,300)      (62,798)
  Increase (decrease) in accounts
    payable and accrued expenses
    related to operations..............   (254,673)      711,451      (213,142)      218,581       182,293
  Decrease in note receivable..........         --            --            --            --        28,456
  Other................................     27,922        20,774        84,310        94,704        20,963
                                         ---------   -----------   -----------   -----------   -----------
  Net cash provided by operating
    activities.........................    (24,488)    1,800,850     1,393,461     1,893,641     1,154,783
Cash flows from investing activities:
  Additions to oil and gas
    properties.........................   (620,370)   (1,540,045)   (2,588,150)   (3,714,110)   (2,720,590)
  Additions to other property and
    equipment..........................     (2,145)      (17,417)      (17,765)      (40,554)     (159,805)
  Investment in limited partnership....         --    (1,566,151)   (1,536,130)           --            --
  Sale and salvage recoveries on oil
    and gas properties.................    802,805     1,672,982     1,657,385        32,975            --
  Sale of other property and
    equipment..........................         --            --       205,851         1,000        14,120
  Reimbursable partnership
    expenditures.......................         --       360,479       360,479      (360,479)           --
  Purchase of marketable securities....         --            --            --      (326,155)           --
  Sale of marketable securities........         --            --            --       350,332            --
  Purchase of Summit, less cash
    acquired...........................    (15,850)     (104,792)      (89,139)   (1,217,280)           --
  Loan origination costs and other.....   (309,093)           --      (119,219)           --            --
                                         ---------   -----------   -----------   -----------   -----------
  Net cash used in investing
    activities.........................   (144,653)   (1,194,944)   (2,126,688)   (5,274,271)   (2,866,275)
Cash flows from financing activities:
  Net proceeds from warrants
    exercised..........................      9,975        31,364        45,712         9,191     1,830,997
  Collections on note receivable from
    officer/director...................         --            --            --            --        95,000
  Warrant redemptions..................         --            --            --            --       (63,373)
  Net proceeds from options
    exercised..........................         --        83,563       109,312        29,221        51,094
  Borrowings on long-term debt.........    720,000     1,056,250     2,617,250     3,770,000     1,821,000
  Principal payments on long-term
    debt...............................   (662,532)   (1,677,035)   (1,876,849)     (983,067)   (1,826,056)
  Drilling advances....................         --      (393,254)     (393,254)      393,254            --
  Other................................      7,481         6,909        15,269        14,098        (9,515)
                                         ---------   -----------   -----------   -----------   -----------
  Net cash provided by financing
    activities.........................     74,924      (892,203)      517,440     3,232,697     1,899,147
                                         ---------   -----------   -----------   -----------   -----------
Increase (decrease) in cash............    (94,217)     (286,297)     (215,787)     (147,933)      187,655
Cash, beginning of year................    150,890       366,677       366,677       514,610       326,955
                                         ---------   -----------   -----------   -----------   -----------
Cash, end of year......................  $  56,673   $    80,380   $   150,890   $   366,677   $   514,610
                                         =========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Midland Resources, Inc. ("Company"), was organized in 1990 with the issue of common stock and warrants in exchange for oil and gas partnership interests. The Company and its wholly owned subsidiaries are headquartered in Houston, Texas. The Company is involved in the acquisition, exploration, development and production of oil and gas and owns producing properties and undeveloped acreage and royalty interests in Texas, Illinois and Colorado. The majority of its activities are centered in the Permian Basin of West Texas. Midland Resources Operating Company Inc. ("MRO"), a wholly owned subsidiary, is in the business of oil and gas property operations. Summit Petroleum Corporation ("Summit") is a wholly owned subsidiary engaged in oil and gas acquisition, exploration, development and production. (See Note B.)

  Principles of Consolidation

     The accompanying consolidated balance sheets include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balance sheet accounts have been eliminated in consolidation. All significant inter-company transactions have been eliminated from the consolidated statements of operations and cash flows for the years ended December 31, 1997, 1996 and 1995.

  Reclassifications

     Certain reclassifications have been made to conform to the 1997 presentation.

  Oil and Gas Operations

     The Company follows the "successful efforts" method of accounting for oil and gas properties. All costs associated with the acquisition and development of proved oil and gas properties are capitalized.

     Costs associated with exploratory drilling are capitalized pending evaluation of drilling results. Costs of exploratory wells which do not find proved results are expensed. Geological, geophysical and delay rental costs are expensed as incurred.

     Depreciation, depletion and amortization of oil and gas properties is computed on a property-by-property basis using the units-of-production method based upon estimated oil and gas reserve quantities.

     Oil and gas revenues are recognized under the sales method at the point of delivery to the purchaser. No significant over or under produced positions between the Company and its working interest partners exist.

     During the fourth quarter of 1995, the Company adopted the provisions of the Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). FAS 121 requires impairment losses to be recognized on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by these assets are less than the assets' carrying amount. It also requires assets held for sale to be valued at the lesser of their original carrying amount or fair value. Estimated fair value of oil and gas properties is based on estimates of future net cash flows, discounted at appropriate rates, prepared by independent petroleum engineers. Concurrent with the adoption and decision to market certain oil and gas properties, the Company recognized a write-down of $1,020,670. In 1996 and 1997, the Company recognized losses of $114,904 and $1,277,342, respectively, on its oil and gas properties. In addition, in 1997, the Company recognized abandonment losses of $93,760 resulting from expired and worthless leasehold acreage.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

  Other Property and Equipment

     All other property and equipment is depreciated on the straight-line method over lives ranging from 5 to 6 years.

  Intangible Assets

     Goodwill is amortized on the straight-line method over 30 years. Property operating contracts are amortized on the straight-line method over the lives of the respective oil and gas properties which range from 3 to 19 years. The carrying amounts and amortization lives of goodwill and property operating contracts are evaluated annually. These costs are combined with net capitalized oil and gas property costs in testing for impairment.

  Accounting for Stock Options

     The Company accounts for employee stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, whereby compensation costs are recognized only in situations where stock compensatory plans award intrinsic value to recipients at the date of grant.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The most significant estimates affecting the Company's financial statements are the determination of hydrocarbon reserves, the estimated useful lives of depreciable and amortizable assets, and the fair value of assets held for sale.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for the future tax consequences of differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applicable to the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Earnings (Loss) Per Common Share

     Effective December 31, 1997, the Company retroactively adopted the provisions of Statement of Financial Accounting Standards No. 128 for all periods presented. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during each year. Dilutive earnings per share is calculated by dividing net income by the weighted average number of common and dilutive potential common shares. Stock options and warrants may be potential dilutive common shares and are therefore considered in the earnings per share calculation, if dilutive. The number of dilutive potential common shares is determined using the treasury stock method. Shares used to compute basic and diluted earnings (loss) per share were 4,433,113, 4,395,414 and 3,381,592 in 1997, 1996 and 1995, respectively. Dilutive potential shares (options and warrants) not included in these computations because either their effect was antidilutive, or dilution was immaterial, were 2,754,094, 2,726,022 and 2,572,522 in 1997, 1996 and 1995, respectively.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

  Employee Benefits

     Prior to 1995, the Company maintained a 401(k) Plan which covered substantially all full-time employees. In 1995, the Board of Directors authorized the restatement of the plan as the Midland Resources Operating Company, Inc. 401(k) Employee's Stock Ownership Plan and Trust and the contribution of 5,000 shares of treasury stock to the restated plan. An additional 7,300 shares of treasury stock were contributed in 1996. As of December 31, 1995 and 1996, all shares had been allocated to participants in the plan. The Company matches employee contributions up to 3 percent of gross salary. The expense related to the Company's contributions and plan administration was $26,517, $50,092, and $25,985 in 1997, 1996 and 1995,
respectively.

  Financial Instruments

     The carrying amount of cash approximates fair value. Interest rates associated with substantially all the Company's long-term debt are linked to current market rates. As a result, management believes that the carrying amount approximates the fair value of the Company's credit facilities.

  Interim Financial Statements

     The financial statements as of June 30, 1998 and 1997 and for the six month periods then ended, included herein, are unaudited. These financial statements include all adjustments, (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the financial statements for these periods. The results of operations for these three month periods are not necessarily indicative of the results for a full year.

NOTE B. PURCHASE OF SUBSIDIARY CORPORATION

     On September 18, 1996, the Company, through MRI Acquisition Corp. (a wholly owned subsidiary), acquired 81.5% of the issued and outstanding common stock and all outstanding stock options of Summit Petroleum Corporation (See Note F.) for cash of $1,081,188 and cancellation of a note receivable from an officer/stockholder of both the Company and Summit of $479,648. In December 1996, the Summit stockholders approved a plan of merger whereby Summit became a wholly owned subsidiary of the Company. Pursuant to this plan, stockholders possessing the remaining 18.5% interest (443,633 shares), upon tendering their shares, receive $0.70 per share. During 1997, payments of $89,139 were made for 127,341 shares tendered. The Company's liability for the purchase of these remaining shares, which is being funded through long-term borrowings under the Company's revolving credit agreement (See Note C.), is included as a non-current liability in the accompanying balance sheet. The purchase price ($0.70 per share and $0.6375 per option) was based on the fair value of Summit's net assets as determined by the Board of Directors of each respective corporation. The transaction was subject to a fairness opinion provided by a recognized investment banking firm relative to these values. In addition to the purchase price, the Company incurred $139,254 in costs directly related to this acquisition, resulting in a total investment through December 31, 1997, of $2,010,633. This acquisition is accounted for under the purchase method of accounting, which provides that the results of operations are combined from the date of acquisition (September 18, 1996). In December 1996, MRI Acquisition Corp. was dissolved and Summit became a wholly-owned subsidiary of the Company.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

     The following is a summary of the allocation of the cost to the assets acquired and liabilities assumed in this acquisition:

Current assets, including cash of $3,162....................  $  155,742
Current liabilities.........................................    (250,701)
Oil and gas properties......................................   2,408,259
Other assets................................................      20,773
Contracts and leases........................................     200,000
Deferred income tax liability (non-current).................    (279,729)
Long-term debt..............................................    (243,711)
                                                              ----------
          Total.............................................  $2,010,633
                                                              ==========

     The following is a summary of the pro forma results of operations as though this transaction had occurred on January 1, 1995.

                                                                 1996         1995
                                                              ----------   ----------
Total revenue...............................................  $7,749,621   $5,921,767
                                                              ==========   ==========
Net income (loss)...........................................  $   (7,396)  $ (889,623)
                                                              ==========   ==========
Loss per weighted average common share:
  Basic.....................................................  $       --   $    (0.26)
                                                              ==========   ==========
  Diluted...................................................  $       --   $    (0.26)
                                                              ==========   ==========

NOTE C. LONG-TERM DEBT

     The Company's long-term debt consisted of the following at December 31, 1997 and 1996:

                                                                 1997         1996
                                                              ----------   ----------
$30 million revolving credit agreement with Compass Bank,
  expiring December 1, 1999.................................  $9,651,615   $       --
Credit facility with First Union National Bank
  Principal balance.........................................          --    8,500,000
  Less discount thereon.....................................          --      (25,863)
Note payable to First Union National Bank...................          --      324,711
Other, primarily secured monthly installment notes..........      47,236       48,403
                                                              ----------   ----------
                                                               9,698,851    8,847,251
Less portion due within one year............................     583,481    1,680,830
                                                              ----------   ----------
Long-Term Portion...........................................  $9,115,370   $7,166,421
                                                              ==========   ==========

     In December, 1997 the Company entered into a revolving credit agreement with Compass Bank (Compass) which provides for a credit facility of $30 million and an initial borrowing base of $10,500,000. Concurrent with the execution of this agreement, the Company's outstanding debt to First Union National Bank
(FUNB) in the amount of $9,151,615 was paid by an advance under the Compass agreement. Amounts borrowed under the Compass agreement are collateralized by a first lien on substantially all of the Company's oil and gas properties. Interest under this agreement is payable monthly at an annual rate which, at the Company's option, is equal to either (a) the Compass prime lending rate (8.5% at December 31, 1997) or (b) the London Interbank Offered Rate, plus 2.5%. In addition, a commitment fee equal to 1/2% per annum on the unused portion of the borrowing base is required. The borrowing base is reduced at the rate of $120,000 per

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES month beginning February 1, 1998 and is subject to redetermination on each April 1st and October 1st. This agreement also requires that the Company maintain certain financial ratios and generally restricts the Company's ability to incur debt, sell assets, materially change the nature of the Company's business structure or pay dividends.

     Future maturities of long term debt at December 31, 1997 are as follows:

1998.....................................................  $  583,481
1999.....................................................   9,100,918
2000.....................................................      11,083
2001.....................................................       3,369
                                                           ----------
                                                           $9,698,851
                                                           ==========

NOTE D. ISSUANCE OF COMMON STOCK AND WARRANTS

     In November 1990, the Company issued 2,264,522 shares of common stock, as discussed in Note A, based on an exchange value of $2.00 per share. For each share of common stock issued, two warrants were issued entitling the holder to purchase one share of common stock at $2.50 and one share at $4.00 during the period from November 1990 to November 2002. On October 6, 1995, the 90 day common stock market price requirement (as defined in the Warrant Agreement) was met and the Company called its $2.50 warrants. Holders of record on December 22, 1995 received a redemption payment of $0.05 per warrant for aggregate payments of $63,373, which was charged to additional paid in capital. 997,009 of the $2.50 warrants were exercised. As of December 31, 1997, 11,428 of the $4.00 warrants had been exercised.

     The warrants are subject to certain antidilution provisions contained in the warrant agreement, which could cause adjustments to the exercise price and the number of shares issuable.

     The Company has two employee stock option plans which reserve an aggregate of 700,000 shares of common stock for issuance to officers and other key employees. As of December 31, 1997 options to acquire 260,000 shares at prices ranging from $2.375 to $4.00 were outstanding under these plans with scheduled expiration dates of 1998 through 2002. As of December 31, 1997, 376,500 shares were available for future grant.

     Under the Midland Resources, Inc. 1995 Directors' Stock Option Plan, 20,000 stock options with a five year term were granted to directors in 1995. As of December 31, 1995, all 20,000 options were outstanding under this plan. In 1996, an additional 30,000 stock options were granted to directors. Each option entitles the holder to purchase one share of common stock for the fair market value of common stock on the date of the grant of the option. As of December 31, 1997, 50,000 options were outstanding under this plan at exercise prices ranging from $2.75 to $3.75 and 50,000 options were available for future grant. Options outstanding at December 31, 1997, if not exercised, are scheduled to expire in 1999 through 2001.

     In May 1997, the Stockholders ratified the Midland Resources, Inc. 1997 Board of Directors Stock Incentive Plan under which 1,000,000 options were issued to non-employee directors, 175,000 options were issued to the advisory director and 60,000 were issued to the corporate secretary, all to acquire shares at $3.00 per share. These options are vested as certain stipulated trading prices for the Company's common stock are achieved and, exercisability is further restricted by time delay provisions which limited the number of vested shares that may be exercised each year beginning in March 1998. As of December 31, 1997, 247,000 of these options were vested. Upon a change of control, as defined, all of these options became exercisable. These options, if not exercised, expire in March, 2002. Also in February, 1997, the Company issued a five year warrant to purchase 50,000 shares to a consultant for future services. These options and warrants are expected to give rise to the recognition of compensation expenses of up to $616,250 through year 2000. In 1997, stock-based compensation expense of $217,484 was recognized in connection with these issuances.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

     In June 1995, the Company issued 150,000 warrants to purchase common stock at $4.00 per share for a term of seven years to FUNB. In exchange the Company's credit facility loan agreement was amended to reduce the interest rate by 0.75% and allow 25% of its borrowing base to be used for working capital purposes. The fair value of the warrants at the date of grant was recorded as debt discount and additional paid in capital. None of these warrants have been exercised as of December 31, 1997.

     Warrants to purchase an additional 70,000 shares of common stock were issued in 1994 through 1996 in exchange for investment banking and other services, with exercise prices ranging from $2.50 to $2.875.

     Effective January 1, 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, which provides for an alternative method to valuation of the compensation element of stock based compensation plans. The Company applies APB 25 and related Interpretations in accounting for employee stock-based compensation. Had compensation costs been determined based on the fair value at the grant dates for awards consistent with the method of FASB Statement 123, the Company's net income (loss) and related per share amounts would have been reduced to the pro forma amounts indicated below:

                                                      1997         1996        1995
                                                   -----------   ---------   ---------
Net income (loss):
  As reported....................................  $(1,883,382)  $  22,122   $(737,031)
  Pro forma......................................   (2,078,360)   (245,366)   (859,861)
Earnings (loss) per share
  As reported:
     Basic.......................................  $     (0.42)  $    0.01   $   (0.22)
     Diluted.....................................        (0.42)       0.01       (0.22)
  Pro forma:
     Basic.......................................  $     (0.47)  $   (0.06)  $   (0.25)
     Diluted.....................................        (0.47)      (0.06)      (0.25)

     The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants issued in 1997, 1996 and 1995:

Expected volatility..................................  61% to 110%
Risk free rate.......................................  6.02% to 6.49%
Expected life of options.............................  3 to 5 years
Expected dividend yield..............................  0%

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

     A summary of the status of the Company's stock option plans at December 31, 1995, 1996 and 1997, and changes therein during the years then ended is presented below:

                                                  EMPLOYEE PLANS                DIRECTOR PLANS
                                            --------------------------   ----------------------------
                                                      WEIGHTED AVERAGE               WEIGHTED AVERAGE
                                            SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE
                                            -------   ----------------   ---------   ----------------
Year ended December 31, 1995:
  Outstanding, January 1, 1995............       --           --                --           --
  Granted.................................  115,000        $2.48            20,000        $2.75
  Expired.................................       --           --                --           --
  Exercised...............................  (22,000)        2.38                --           --
  Outstanding, December 31, 1995..........   93,000        $2.48            20,000        $2.75
                                            -------        -----         ---------        -----
  Options exercisable at December 31,
     1995.................................   93,000        $2.48            20,000        $2.75
                                            =======        =====         =========        =====
  Weighted average fair value of options
     granted during 1995..................                 $2.15                          $2.04
                                                           =====                          =====
Year ended December 31, 1996:
  Outstanding, January 1, 1996............   93,000        $2.48            20,000        $2.75
  Granted.................................  188,000         3.45            30,000         3.75
  Expired.................................  (22,000)        2.92                --           --
  Exercised...............................   (7,500)        2.38                --           --
  Outstanding, December 31, 1996..........  251,500        $3.18            50,000        $3.35
                                            -------        -----         ---------        -----
  Options exercisable at December 31,
     1996.................................  191,500        $3.01            50,000        $3.35
                                            =======        =====         =========        =====
  Weighted average fair value of options
     granted during 1996..................                 $2.70                          $3.01
                                                           =====                          =====
Year ended December 31, 1997:
  Outstanding, January 1, 1997............  251,500        $3.18            50,000        $3.35
  Granted.................................  123,000         3.33         1,235,000         3.00
  Expired.................................  (78,500)        3.16                --           --
  Exercised...............................  (36,000)        3.06                --           --
  Outstanding, December 31, 1997..........  260,000         3.18         1,285,000         3.01
                                            -------        -----         ---------        -----
  Options exercisable at December 31,
     1997.................................  181,000        $3.07            50,000        $3.00
                                            =======        =====         =========        =====
  Weighted average fair value of options
     granted during 1997..................                 $2.05                          $0.25
                                                           =====                          =====

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

     A summary of the status of stock purchase warrants at December 31, 1995, 1996 and 1997, and changes therein during the years then ended is presented below:

                                                                         WEIGHTED AVERAGE
                                                              SHARES     EXERCISE PRICES
                                                            ----------   ----------------
Year ended December 31, 1995:
  Outstanding, January 1, 1995............................   4,554,044        $3.24
  Issued..................................................     170,000         3.87
  Expired/redeemed........................................  (1,267,513)        2.50
  Exercised...............................................    (997,009)        2.50
  Outstanding, December 31, 1995..........................   2,459,522         3.97
                                                            ----------        -----
  Warrants exercisable at December 31, 1995...............   2,459,522        $3.97
                                                            ==========        =====
  Weighted average fair value of warrants issued during
     1995.................................................                    $0.44
                                                                              =====
Year ended December 31, 1996:
  Outstanding, January 1, 1996............................   2,459,522        $3.97
  Issued..................................................      25,000         3.25
  Expired.................................................          --           --
  Exercised...............................................          --           --
  Outstanding, December 31, 1996..........................   2,484,522         3.97
                                                            ----------        -----
  Warrants exercisable at December 31, 1996...............   2,484,522        $3.97
                                                            ==========        =====
  Weighted average fair value of warrants issued during
     1996.................................................                    $0.45
                                                                              =====
Year ended December 31, 1997:
  Outstanding, January 1, 1997............................   2,484,522        $3.97
  Issued..................................................      50,000         3.00
  Expired.................................................          --           --
  Exercised...............................................     (11,428)        4.00
  Outstanding, December 31, 1997..........................   2,523,094         3.89
                                                            ----------        -----
  Warrants exercisable at December 31, 1997...............   2,523,094        $3.89
                                                            ==========        =====
  Weighted average fair value of warrants issued during
     1997.................................................                    $0.45
                                                                              =====

NOTE E. MAJOR CUSTOMERS

     The Company and its subsidiaries operate exclusively within the United States and their revenues and operating income are derived predominately from the oil and gas industry. Oil and gas production is sold to various purchasers and the receivables are generally uncollateralized. The Company has not experienced significant credit losses on its oil and gas accounts and management is of the opinion that significant credit risk does not exist. Management is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Company to sell its oil and gas production.

     In 1997, three purchasers accounted for 18%, 15% and 12%, respectively, of total oil and gas revenues. In 1996, three purchasers accounted for 18%, 12% and 15%, respectively, of total oil and gas revenues. In 1995, four purchasers accounted for 18%, 17%, 11% and 11%, respectively, of total oil and gas revenues.

NOTE F. RELATED PARTIES

     Until December 1993, MRO was owned 80% by the Company's then President and Chairman of the Board of Directors, Mr. Deas H. Warley III and 20% by a former Vice President and Board Member, Sal J.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

Pagano. Mr. Warley currently owns approximately 16% of the Company's outstanding common stock and 5% of the related $4.00 warrants.

     Effective November 1, 1995, the Company purchased a building and land in Midland County, Texas, for $78,996 from Mr. Warley and another individual for use as a district office. Mr. Warley and the other individual each financed 50% of the purchase price less the down payment of $10,496. The two $34,250 ten year notes bore interest at 7.5% and were payable in equal monthly installments of $407 each. The cost to the Company was based on an independent written appraisal and certain improvements completed before the property was purchased. This property was sold in 1997 at a gain of $46,500.

     In December 1995, Mr. Warley borrowed $582,805 from the Company under an eighteen month term note bearing 7.5% interest, secured by 287,947 shares of the Company's common stock. Mr. Warley used these funds to exercise his 233,122 warrants to buy common stock at $2.50 per share. The balance of the note payable to Mr. Warley discussed above was netted against this note receivable and he made a cash payment of $95,000 leaving a balance of $453,641 at December 31, 1995. This amount was reflected in the financial statements as a reduction of stockholders' equity at December 31, 1995. This note was paid in full in September 1996 by offsetting the balance of $479,648 against the payment to Mr. Warley for his stock and options in Summit Petroleum Corporation (See Note B.).

     During 1995, Summit participated with the Company in the acquisition of certain oil and gas leases and seismic options in the Sunburst Project, Terry County, Texas, and the Latigo and Lakota Projects, Hockley County, Texas in exchange for a commitment from the Company and Summit to expend certain monies in connection with acquiring an interest in certain oil and gas leases, seismic options, conducting 3-D geological surveys, interpretation of 3-D seismic data and the drilling of two or more test wells. Summit acquired its five percent interest working interest in proportion to its share of the commitment.

     Effective September 1, 1995, Summit participated with the Company in the acquisition of additional working interests in certain Redfish Bay properties in Nueces County, Texas. Summit acquired its four percent working interest on the same basis as the Company.

     The amounts due from a related party at December 31, 1996, represents reimbursements due for certain acquisition and exploration costs from a limited partnership, formed in January, 1997, for which the Company served as general partner. Amounts due from a related party at December 31, 1997 represents amounts due from this partnership for property operations and drilling costs. The limited partnership group was initially comprised of 19 individuals of which 18 were also stockholders of the Company. In addition, two of these individuals are directors of the Company. During 1997, the Company's interest was assigned to the Company in the form of oil and gas property interests and, effective December 31, 1997 the Company withdrew from the partnership.

     During 1997, the Company acquired working interests from two directors and a partnership interest from one of these directors for cash consideration of $144,879 and 15,040 shares of common stock valued at $52,625.

NOTE G. COMMITMENTS AND CONTINGENCIES

     The Company is involved in litigation arising in the ordinary course of business. Management believes the ultimate resolution of these matters will not have a material effect on the consolidated financial statements (see Note N.).

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

     The Company leases its executive office space and a field office under noncancellable operating leases expiring in 2002. Rental expense was $34,560 in 1995, $92,088 in 1996, and $93,988 in 1997. Future minimum rental commitments, as of December 31, 1997, for these leases are as follows:

1998.....................................................   $117,216
1999.....................................................    117,216
2000.....................................................    117,216
2001.....................................................    117,216
2002.....................................................     78,144
                                                            --------
                                                            $547,008
                                                            ========

NOTE H. INCOME TAXES

     The deferred tax assets and liabilities reflected in the consolidated balance sheets as December 31, 1997 and 1996 are as follows:

                                                                 1997         1996
                                                              ----------   ----------
Deferred tax assets:
  Tax loss carry-forwards...................................  $1,214,957   $1,193,719
     Less valuation allowance...............................    (146,385)          --
  Other.....................................................      80,579        9,405
                                                               1,149,151    1,203,124
Deferred tax liabilities:
  Property and equipment....................................      33,259      619,975
  Property held for sale....................................          --      108,317
  Contracts and leases......................................      67,699      143,876
                                                              ----------   ----------
                                                                 100,958      872,168
                                                              ----------   ----------
Net deferred tax asset......................................  $1,048,193   $  330,956
                                                              ==========   ==========

     For income tax purposes, the Company has net losses of approximately $2,963,000 available for carryforward which, if not utilized, will begin to expire in 2005. Management has determined that, based on future expectations, it is more likely than not that the Company's future taxable income will be sufficient to fully utilize these losses prior to their expiration. In addition, the Company has losses of approximately $610,000 which, if not utilized, will begin to expire in 1998. Management has determined that, based on future expectations, it is more likely than not, that approximately $431,000 of this amount will not be utilized and, accordingly, has established a valuation allowance.

     A reconciliation of the provision for income taxes to the income taxes computed using the federal statutory rate for the years 1997, 1996 and 1995 follows:

                                                        1997       1996       1995
                                                      ---------   -------   ---------
Amount computed using statutory tax.................  $(884,211)  $17,817   $(378,513)
Increase (reduction) in taxes resulting from:
  Valuation allowance against tax loss
     carry-forwards.................................    146,385        --          --
                                                      ---------   -------   ---------
  Nondeductible expenses............................     10,886     2,642       2,400
  All other.........................................      9,703     9,821        (128)
Federal income tax (benefit)........................  $(717,237)  $30,280   $(376,241)

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

NOTE I. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 and 1996, is comprised of the following:

                                                                1997          1996
                                                             -----------   -----------
Producing oil and gas properties...........................  $27,041,136   $25,809,221
Non-producing oil and gas properties.......................    1,582,364     1,127,605
Transportation equipment...................................      215,749       282,532
Computer equipment and software............................      244,138       229,155
Office furniture and equipment.............................       96,732        94,299
Land and buildings.........................................       14,000        96,545
Leasehold improvements.....................................        1,347         9,014
Wells in progress..........................................       15,233       241,209
                                                             -----------   -----------
                                                             $29,210,699   $27,889,580
                                                             ===========   ===========

NOTE J. HEDGING ACTIVITIES

     Effective March 1, 1995, the Company entered into a one year gas swap agreement to hedge against a portion of the price risk associated with gas price declines. This agreement covers approximately 50% of the Company's total estimated gas production. The Company's price under this agreement is a minimum of $1.50 per Mcf with a 40% participation in prices over $1.50. This swap agreement expired in February, 1996, and the Company has not entered into another contract. Losses under this contract were $21,109 and $25,860 for 1995 and 1996, respectively. Gains or losses relating to the swap agreement are measured, settled and recognized at the end of each month as part of oil and gas sales.

NOTE K. OIL AND GAS INFORMATION

     Capitalized costs related to the Company's oil and gas producing activities are as follows:

                                                                1997          1996
                                                             -----------   -----------
Proved producing properties subject to depreciation,
  depletion and amortization...............................  $27,041,136   $25,809,221
Less accumulated depreciation, depletion and
  amortization.............................................   15,634,206    13,769,157
                                                             -----------   -----------
                                                              11,406,930    12,040,064
Wells in progress..........................................       15,233       241,209
Non-producing properties...................................    1,582,364     1,127,605
                                                             -----------   -----------
Net capitalized cost.......................................  $13,004,527   $13,408,878
                                                             ===========   ===========

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

     A summary of costs incurred in acquisition, development and exploration of oil and gas properties is as follows:

                                                      1997         1996         1995
                                                   ----------   ----------   ----------
Incurred directly:
  Acquisition costs -- Proven properties.........  $   57,116   $2,391,228   $  510,832
  Acquisition costs -- Unproven properties.......     296,928      922,607      198,124
  Development costs..............................   1,645,774    2,368,448    2,011,634
  Exploration costs..............................     849,534      766,855      198,453
Share of limited partnership expenditures:
  Acquisition -- Unproven properties.............  $  539,935   $       --   $       --
  Development costs..............................     932,197           --           --
  Exploration costs..............................       2,050           --           --

     Depreciation, depletion and amortization per equivalent barrel of oil produced (gas is converted to equivalent barrels at the rate of 6 Mcf per barrel) are as follows:

                                                              1997    1996    1995
                                                              -----   -----   -----
Depreciation, depletion and amortization:
  Based on production.......................................  $4.95   $2.91   $2.73

NOTE L. CASH FLOWS

     Supplemental disclosures of cash flow information are as follows:

                                                                1997       1996       1995
                                                              --------   --------   --------
Cash paid during the year for:
  Interest..................................................  $896,760   $625,948   $560,456
  Income taxes..............................................        --         --     30,272
Significant non-cash activities:
  Issuance of stock for property............................    52,625         --         --
  Issuance of warrants to bank..............................        --         --     75,000
  Note receivable from sale of building.....................        --         --    344,875
  Note payable from purchase of district office, warehouse
     and yard...............................................        --         --     68,500
  Note receivable from officer/director for exercise of
     warrants, net of note payable..........................        --         --    548,641
  Treasury stock contributed to ESOP........................        --     26,462     12,989
  Development costs incurred, unpaid at year end............        --    110,700         --
  Non-cash reduction in note receivable officer/director....        --    479,648         --
  Proceeds from property sales not collected at year end....   563,757         --         --

NOTE M. OIL AND GAS RESERVES (UNAUDITED)

     The estimates of the Company's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with the guidelines established by the Securities and Exchange Commission and Financial Accounting Standards Board which require that reserve estimates be prepared under existing economic and operating conditions, with no provision for price and cost escalators, except by contractual agreement. These estimates as of December 31, 1997 are based on evaluations prepared by Williamson Petroleum Consultants, Inc., Independent Petroleum Engineers. The estimates as of December 31, 1996 and 1995 are based on evaluations prepared by E. Ralph Green and Associates, Independent Petroleum Engineers.

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

     Management emphasizes that reserve estimates are inherently imprecise and are expected to change as new information is available and as economic conditions in the industry change.

  Changes in proved reserve quantities (UNAUDITED):

                                                              OIL (Bbls)   GAS (Mcf)
                                                              ----------   ----------
Proved reserves, December 31, 1994..........................  2,177,756    17,060,521
Extensions, discoveries and improved recovery...............    298,140       370,722
Revision of previous estimates..............................      8,285       760,412
Purchase of minerals-in-place...............................     70,080     1,545,859
Production..................................................   (166,652)   (1,268,772)
                                                              ---------    ----------
Proved reserves, December 31, 1995..........................  2,387,609    18,468,742
Sales of minerals-in-place..................................     (1,521)      (16,519)
Extensions, discoveries and improved recovery...............    279,444       223,243
Revision of previous estimates..............................    171,677    (1,124,321)
Purchase of minerals-in-place...............................     44,528       327,466
Purchase of Summit..........................................    175,656     1,418,424
Production..................................................   (215,913)   (1,002,482)
                                                              ---------    ----------
Proved reserves, December 31, 1996..........................  2,841,480    18,294,553
Sales of minerals-in-place..................................   (252,087)   (1,826,629)
Extensions, discoveries and improved recovery...............    549,834       349,664
Revision of previous estimates..............................   (291,648)   (1,969,860)
Production..................................................   (192,580)     (988,109)
                                                              ---------    ----------
Proved reserves, December 31, 1997..........................  2,654,999    13,859,619
                                                              ---------    ----------
Proved developed reserves (UNAUDITED):
  December 31, 1995.........................................  1,918,557    14,131,580
  December 31, 1996.........................................  2,061,974    13,821,400
  December 31, 1997.........................................  1,732,544     9,533,072

     The significant revision of estimated quantities of gas in 1997 is attributable to lower gas prices in effect at year end, which adversely affects the projected economic lives of the properties. The average gas price at December 31, 1996 was $3.72 per Mcf, compared to $2.36 at December 31, 1997. In 1996, the gas revision of estimates was attributable to the results of drilling which failed to prove the existence of previous reserve estimates in two fields.

  Standardized measure of discounted future net cash flows relating to proved reserves (UNAUDITED):

                                                       YEARS ENDED DECEMBER 31,
                                               ----------------------------------------
                                                  1997           1996          1995
                                               -----------   ------------   -----------
Future cash inflows..........................  $76,605,194   $139,037,425   $79,172,668
Future production costs......................   34,210,308     51,857,027    38,818,603
Future development costs.....................    8,039,963      7,231,324     5,691,375
Future income taxes(a).......................    5,521,700     18,372,157     7,360,573
                                               -----------   ------------   -----------
Future net cash flows........................   28,833,223     61,576,917    27,302,117
Annual discount (10%) for estimated timing of
  cash flows.................................   13,251,251     29,984,568    13,001,409
                                               -----------   ------------   -----------
Standardized measure of discounted future net
  cash flows.................................  $15,581,972   $ 31,592,349   $14,300,708
                                               ===========   ============   ===========

                    MIDLAND RESOURCES, INC. AND SUBSIDIARIES

---------------

(a) Future income taxes are computed at current statutory rates on future net cash flows before income taxes less the income tax bases of the oil and gas properties, available loss carry-forwards, and statutory depletion carry-forwards.

  Changes in standardized measure of discounted future net cash flows from proved reserves (UNAUDITED):

                                                       YEARS ENDED DECEMBER 31,
                                               ----------------------------------------
                                                   1997          1996          1995
                                               ------------   -----------   -----------
Sales of oil and gas produced, net of
  production costs...........................  $ (2,398,872)  $(4,722,529)  $(2,386,779)
Net changes in price and production..........   (20,928,554)   19,074,149     1,539,078
Previously estimated development costs
  incurred...................................            --        35,190       120,474
Revisions of estimated future development
  costs......................................      (202,755)      (84,478)      124,763
Revision of quantity estimates...............    (2,752,686)      167,303       722,631
Purchases of minerals-in-place...............            --       840,715     1,070,857
Acquisition of Summit........................            --     2,875,995            --
Sales of minerals-in-place...................    (2,336,161)      (31,888)           --
Extensions and discoveries...................     2,520,441     1,857,974     2,114,257
Net change in income taxes...................     6,042,379    (4,838,537)     (514,350)
Accretion of discount........................     3,981,784     1,768,766     1,541,954
Changes in timing of estimated cash flows and
  other......................................        64,047       348,981    (2,579,120)
                                               ------------   -----------   -----------
Changes in standardized measure..............   (16,010,377)   17,291,641     1,753,765
Standardized measure, beginning of year......    31,592,349    14,300,708    12,546,943
                                               ------------   -----------   -----------
Standardized measure, end of year............  $ 15,581,972   $31,592,349   $14,300,708
                                               ============   ===========   ===========

NOTE N. SUBSEQUENT EVENT (SECOND PARAGRAPH IS UNAUDITED)

     On April 9, 1998, The Board of Directors approved a plan to combine with Vista Resources Partners, L.P., a Midland, Texas based entity engaged in oil and gas exploration and production. Consummation of any transaction pursuant to these negotiations depends upon the satisfaction or waiver of a number of conditions, including, without limitation, stockholder approval, execution of a definitive agreement and receipt of a fairness opinion.

     The Company has been involved in pending litigation, the nature of which is a claim for damages arising from the Company's actions as operator of certain properties in which the plaintiff has an interest, and removal of the Company as operator of the properties. The plaintiff had not specified a damage amount until subsequent to April 1998, at which time damages of $230,000 were claimed. The Company has filed a counterclaim against the plaintiff. Management believes the ultimate resolution of this matter will not have a material adverse effect on the Company.

              UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
                          VISTA ENERGY RESOURCES, INC.


     Vista Resources Partners, L.P. (the "Vista Partnership") entered into a merger agreement (the "Merger Agreement") with Midland Resources, Inc. ("Midland") to become a subsidiary of Vista Energy Resources, Inc. ("Vista"). The Merger required Midland Merger Co. ("Merger Sub") to be merged into Midland, resulting in Midland becoming a subsidiary of Vista (the "Merger"). The Merger was consummated on October 28, 1998. As contemplated by the Merger Agreement, (i) each issued and outstanding share of common stock, par value $.001 per share, of Midland ("Midland Common Stock") has been converted into the right to receive one share of common stock, par value $.01 per share, of Vista ("Vista Common Stock") (the "Midland Exchange"), and (ii) each of the limited partners of the Vista Partnership and each of the stockholders of Vista Partnership (the "General Partner") entered into separate exchange agreements pursuant to which each such holder's partnership interest or shares of common stock, par value $.01 per share, of the General Partner ("GP Common Stock") has been exchanged for shares of Vista Common Stock (the "Vista Exchange"). As a result of the Merger and the Vista Exchange, Vista, a new publicly held oil and gas exploration and development company was created.

     As of the date of the Merger, Vista had no material assets or liabilities, other than its rights and obligations under the Merger Agreement, and has not generated any material revenues or expenses.

     The unaudited pro forma combined balance sheet and combined statements of operations have been prepared to give effect to certain transactions as described below.

     The unaudited pro forma combined balance sheet of Vista as of June 30, 1998, has been prepared to give effect to the Merger, the Midland Exchange and the Vista Exchange as if such transactions has occurred on June 30, 1998. In accordance with the provisions of APB No. 16, "Business Combinations," the Merger and the Midland Exchange have been accounted for as a purchase of Midland by the Vista Partnership.

     The unaudited pro forma combined statements of operations for Vista for the six months ended June 30, 1998, and for the year ended December 31, 1997, have been prepared to give effect to the Merger, Midland Exchange and the Vista Exchange and certain events described below for the Vista Partnership and Midland as if the Merger, the Midland Exchange and the Vista Exchange and such events has occurred on January 1, 1997.

     The unaudited pro forma combined statement of operations for the year ended December 31, 1997, has been prepared to give effect to (i) the acquisition of certain oil and gas properties in May and June 1997 by the Vista Partnership (the "1997 Assets Acquired") and (ii) the sale of certain oil and gas properties by Midland (the "1997 Assets Sold").

     The unaudited pro forma combined financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place at the beginning of the period specified and are not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures, future development and exploration activities, and other factors.

     The following unaudited pro forma combined financial statements should be read in conjunction with the Consolidated Financial Statements (and the related notes) of the Vista Partnership and Midland for the year ended December 31, 1997, and the Vista Partnership's and Midland's interim information for the six months ended June 30, 1998 that are included in Vista's Registration Statement on Form S-4 (File No. 333-58495), as amended.

                          VISTA ENERGY RESOURCES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998

                                     ASSETS

                                             THE VISTA                    PRO FORMA
                                            PARTNERSHIP     MIDLAND      ADJUSTMENTS       PRO FORMA
                                            -----------   ------------   -----------      -----------
CURRENT ASSETS:
  Cash and cash equivalents...............  $    67,275   $     56,673   $        --      $   123,948
  Accounts receivable.....................    1,271,832      1,044,912      (300,000)(c)    2,016,744
  Deferred tax asset......................           --         37,000       (37,000)(b)           --
  Other...................................       44,321             --            --           44,321
                                            -----------   ------------   -----------      -----------
                                              1,383,428      1,138,585      (337,000)       2,185,013
                                            -----------   ------------   -----------      -----------
PROPERTY AND EQUIPMENT:
  Oil and gas properties, successful
    efforts accounting....................   29,136,894     29,230,103     7,662,372(a)    66,029,369
  Other...................................      411,883        557,172      (382,393)(a)      586,662
                                            -----------   ------------   -----------      -----------
                                             29,548,777     29,787,275     7,279,979       66,616,031
  Less accumulated depreciation, depletion
    and amortization......................   (4,314,493)   (16,613,114)   16,613,114(a)    (4,314,493)
                                            -----------   ------------   -----------      -----------
         Property and equipment, net......   25,234,284     13,174,161    23,893,093       62,301,538
                                            -----------   ------------   -----------      -----------
OTHER ASSETS:
  Deferred tax asset......................           --      1,302,684    (1,302,684)(b)           --
  Goodwill, net...........................           --        707,240      (707,240)(a)           --
  Contracts and leases, net...............           --        188,422      (188,422)(a)           --
  Note receivable.........................           --        294,387            --          294,387
  Other...................................      372,081        101,553      (101,553)(a)      372,081
                                            -----------   ------------   -----------      -----------
                                            $26,989,793   $ 16,907,032   $21,256,194      $65,153,019
                                            ===========   ============   ===========      ===========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...  $ 1,224,651   $    726,529   $   740,000(c)   $ 2,691,180
  Current maturities of long-term debt....           --        900,000      (900,000)(d)           --
                                            -----------   ------------   -----------      -----------
                                              1,224,651      1,626,529      (160,000)       2,691,180
                                            -----------   ------------   -----------      -----------
LONG-TERM DEBT............................   18,400,000      8,856,319       900,000(d)    28,156,319
DEFERRED TAX LIABILITY....................           --             --     7,093,779(b)     7,843,377
                                                                             749,598(e)
OTHER.....................................           --        205,554       960,000(c)     1,165,554
STOCKHOLDER'S EQUITY:
  Common stock............................           --          4,468       157,994(a)       162,462
  Additional paid-in capital..............           --      8,497,772    17,385,953(a)    25,134,127
                                                                            (749,598)(e)           --
  Unearned compensation...................           --       (109,119)      109,119(a)            --
  Retained earnings (deficit).............           --     (2,174,491)    2,174,491(a)            --
  Owner's equity..........................    7,365,142             --    (7,365,142)(a)           --
                                            -----------   ------------   -----------      -----------
                                              7,365,142      6,218,630    11,712,817       25,296,589
                                            -----------   ------------   -----------      -----------
                                            $26,989,793   $ 16,907,032   $21,256,194      $65,153,019
                                            ===========   ============   ===========      ===========
BOOK VALUE PER SHARE......................                                                $      1.56
                                                                                          ===========

     The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                          VISTA ENERGY RESOURCES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                                            PRO FORMA
                                      THE VISTA PARTNERSHIP    MIDLAND     ADJUSTMENTS      PRO FORMA
                                      ---------------------   ----------   -----------     -----------
REVENUES:
  Oil and gas sales................        $4,057,279         $2,182,394    $      --      $ 6,239,673
                                           ----------         ----------    ---------      -----------
          Total revenues...........         4,057,279          2,182,394           --        6,239,673
                                           ----------         ----------    ---------      -----------
COSTS AND EXPENSES:
  Lease operating..................         1,939,530          1,416,724     (233,349)(g)    3,122,905(f)
  Exploration costs................                --              4,709                         4,709
  Depreciation, depletion and
     amortization..................           962,026            678,255      500,613(h)     2,140,894
  General and administrative,
     net...........................           620,665            522,982      233,349(g)     1,376,996(f)
  Amortization of unit option
     awards........................           192,177                 --                       192,177
  Impairment of oil and gas
     properties....................                --             39,808      (39,808)(i)           --
                                           ----------         ----------    ---------      -----------
          Total costs and
            expenses...............         3,714,398          2,662,478      460,805        6,837,681
                                           ----------         ----------    ---------      -----------
          Total operating income
            (loss).................           342,881           (480,084)    (460,805)        (598,008)
                                           ----------         ----------    ---------      -----------
OTHER:
  Loss on sale of property.........          (192,898)                --           --         (192,898)
  Interest and other income........            40,291             39,583           --           79,874
  Interest expense.................          (713,961)          (416,759)      57,211(j)    (1,073,509)
                                           ----------         ----------    ---------      -----------
          Total other..............          (866,568)          (377,176)      57,211       (1,186,533)
                                           ----------         ----------    ---------      -----------
NET INCOME (LOSS) BEFORE TAXES.....          (523,687)          (857,260)    (403,594)      (1,784,541)
  Benefit (provision) for taxes....           183,290            291,491      149,808(e)       624,589
                                           ----------         ----------    ---------      -----------
NET INCOME (LOSS)..................        $ (340,397)        $ (565,769)   $(253,786)     $(1,159,951)
                                           ==========         ==========    =========      ===========
BASIC NET LOSS PER SHARE...........                                                        $     (0.07)
                                                                                           ===========
WEIGHTED AVERAGE SHARES
  OUTSTANDING......................                                                         16,246,178
                                                                                           ===========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                          VISTA ENERGY RESOURCES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                 THE VISTA                  1997 ASSETS   1997 ASSETS    PRO FORMA
                                PARTNERSHIP     MIDLAND     ACQUIRED(l)     SOLD(m)     ADJUSTMENTS      PRO FORMA
                                -----------   -----------   -----------   -----------   -----------     -----------
REVENUES:
  Oil and gas sales...........  $8,874,961    $ 6,396,249   $1,390,778     $(193,041)   $        --     $16,468,947
                                ----------    -----------   ----------     ---------    -----------     -----------
         Total revenues.......   8,874,961      6,396,249    1,390,778      (193,041)            --      16,468,947
                                ----------    -----------   ----------     ---------    -----------     -----------
COSTS AND EXPENSES:
  Lease operating.............   3,688,695      3,088,886      521,382      (117,369)      (553,554)(g)   6,628,040(f)
  Exploration costs...........      97,211        849,534           --                           --         946,745
  Depreciation, depletion and
    amortization..............   2,169,098      1,964,658      162,856       (34,016)       592,835(h)    4,855,431
  General and administrative,
    net.......................     987,020      1,332,392           --       (30,718)       553,554(g)    2,842,248(f)
  Amortization of unit option
    awards....................     315,518             --           --            --             --         315,518
  Impairment of oil and gas
    properties................          --      1,371,102           --            --     (1,371,102)(i)          --
                                ----------    -----------   ----------     ---------    -----------     -----------
         Total costs and
           expenses...........   7,257,542      8,606,572      684,238      (182,103)      (778,267)     15,587,982
                                ----------    -----------   ----------     ---------    -----------     -----------
         Total operating
           income (loss)......   1,617,419     (2,210,323)     706,540       (10,938)       778,267         880,965
                                ----------    -----------   ----------     ---------    -----------     -----------
OTHER:
  Gain on sale of property....     (87,678)       462,571           --            --       (462,571)(k)     (87,678)
  Interest and other income...     115,949        117,563           --            --             --         233,512
  Interest expense............  (1,048,009)      (970,430)          --            --        314,405(j)   (1,704,034)
                                ----------    -----------   ----------     ---------    -----------     -----------
         Total other..........  (1,019,738)      (390,296)          --            --       (148,166)     (1,558,200)
                                ----------    -----------   ----------     ---------    -----------     -----------
NET INCOME (LOSS) BEFORE
  TAXES.......................     597,681     (2,600,619)     706,540       (10,938)       630,101        (677,235)
                                ----------    -----------   ----------     ---------    -----------     -----------
  Benefit (provision) for
    taxes.....................    (211,720)       717,237           --            --       (268,485)(e)     237,032
                                ----------    -----------   ----------     ---------    -----------     -----------
NET INCOME (LOSS).............  $  385,961    $(1,883,382)  $  706,540     $ (10,938)   $   361,616     $  (440,203)
                                ==========    ===========   ==========     =========    ===========     ===========
BASIC NET INCOME (LOSS) PER
  SHARE.......................                                                                          $     (0.03)
                                                                                                        ===========
WEIGHTED AVERAGE SHARES
  OUTSTANDING.................                                                                           16,246,178
                                                                                                        ===========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                          VISTA ENERGY RESOURCES, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                      JUNE 30, 1998, AND DECEMBER 31, 1997
1. BASIS OF PRESENTATION:

     The Vista Partnership has entered into the Merger Agreement with Midland that provides for Midland to become a subsidiary of Vista, currently a newly created subsidiary of the Vista Partnership. The Merger will require Merger Sub to be merged into Midland, resulting in Midland becoming a subsidiary of Vista. As contemplated by the Merger Agreement, each of the limited partners of the Vista Partnership and each of the stockholders of the General Partner have entered into separate exchange agreements pursuant to which each such holder's Partnership Interests and shares of GP Common Stock will be exchanged for shares of Vista Common Stock contemporaneously with the Merger. As a result of the Merger and the Vista Exchange, Vista, a new publicly held oil and gas exploration and development company will be created.

     The unaudited pro forma combined balance sheet of Vista as of June 30, 1998, has been prepared to give effect to the Merger, the Midland Exchange and the Vista Exchange as if they had occurred on June 30, 1998. In accordance with the provisions of APB No. 16, "Business Combinations," the Merger and the Midland Exchange have been accounted for as a purchase of Midland by the Vista Partnership.

     The unaudited pro forma combined statements of operations of Vista for the six months ended June 30, 1998, and for the year ended December 31, 1997, have been presented to give effect to the Merger, the Midland Exchange and the Vista Exchange and certain events described below for the Vista Partnership and Midland as if the Merger, the Midland Exchange and the Vista Exchange and such events had occurred on January 1, 1997.

     The following is a description of the individual columns included in these unaudited pro forma combined financial statements:

          THE VISTA PARTNERSHIP -- Represents the consolidated balance sheet of the Vista Partnership as of June 30, 1998, and the consolidated statements of operations of the Vista Partnership for the six months ended June 30, 1998, and for the year ended December 31, 1997.

          MIDLAND -- Represents the consolidated balance sheet of Midland as of June 30, 1998, and the consolidated statements of operations of Midland for the six months ended June 30, 1998, and for the year ended December 31, 1997.

          1997 ASSETS ACQUIRED -- Reflects the results of operations for the year ended December 31, 1997, from certain oil and gas properties prior to their acquisition in 1997. In May 1997, the Partnership acquired interests in certain oil and gas properties from Coastal Oil and Gas Corporation for a net purchase price of $1.1 million. Also, in July 1997, the Vista Partnership acquired interests in certain oil and gas properties from E.G. Operating for a net purchase price of $6.1 million. Prior to their acquisition in 1997, the oil and gas properties so acquired produced 63,864 Bbls of oil and 256,440 Mcf of gas. Average prices of $16.15 per Bbl of oil and $1.91 per Mcf of gas were received from such production and production costs per BOE of $3.23 were incurred.

          1997 ASSETS SOLD -- Reflects the results of operations for the year ended December 31, 1997, from certain oil and gas properties prior to their sale in 1997. During the year ended December 31, 1997, Midland sold certain nonstrategic oil and gas properties for aggregate proceeds of approximately $563,000. Prior to their sale in 1997, these oil and gas properties produced 3,326 Bbls of oil and 56,263 Mcf of gas. Midland received an average price of $17.87 per Bbl of oil and $2.37 per Mcf of gas from such production and incurred production costs per BOE of $5.79 and depletion expense per BOE of $2.27 related to these properties.

                          VISTA ENERGY RESOURCES, INC.

2. ACQUISITION OF MIDLAND:

     The aggregate Vista Common Stock, Midland and Vista warrants, Midland stock options and Midland common stock warrants purchase consideration is computed in accordance with the exchange ratios agreed to in the Merger Agreement, the Midland Exchange Agreement and the Vista Exchange Agreement as follows:

                                                                 MIDLAND
                                                                 COMMON
                                                                  STOCK
                                                               -----------
Midland shares outstanding..................................     4,467,699
Exchange ratio to Vista common shares.......................          1.00
                                                               -----------
Vista shares................................................     4,467,699
Value of Vista common stock(i)..............................   $      3.46
                                                               -----------
Vista common stock consideration............................   $15,458,239
                                                               ===========

                                                                 MIDLAND
                                                                AND VISTA
                                                                WARRANTS
                                                               -----------
Midland warrants outstanding................................     3,248,469
Exchange ratio to Vista warrants............................          1.00
                                                               -----------
Vista warrants..............................................     3,248,469
Value of Vista warrants(ii).................................   $      0.76
                                                               -----------
Vista warrants consideration................................   $ 2,468,836
                                                               ===========

                                                                 MIDLAND
                                                                  STOCK
                                                                 OPTIONS
                                                               -----------
Midland stock options outstanding...........................       268,000
Exchange ratio to employee stock options....................          1.00
                                                               -----------
Employee stock options......................................       268,000
Value of employee stock options(iii)........................   $      2.29
                                                               -----------
Employee stock option consideration.........................   $   613,720
                                                               ===========

                                                                 MIDLAND
                                                                 COMMON
                                                                  STOCK
                                                                WARRANTS
                                                               -----------
Midland common stock warrants outstanding...................       255,000
Exchange ratio to Vista common stock warrants...............          1.00
                                                               -----------
Vista common stock warrants.................................       255,000
Value of Vista common stock warrants(iv)....................   $      0.55
                                                               -----------
Vista common stock warrant consideration....................   $   140,250
                                                               ===========
Vista common stock consideration............................   $15,458,239
Vista warrant consideration.................................     2,468,836
Employee stock option consideration.........................       613,720
Vista common stock warrant consideration....................       140,250
                                                               -----------
Aggregate purchase consideration............................   $18,681,045
                                                               ===========

                          VISTA ENERGY RESOURCES, INC.

---------------

(i) Vista Common Stock is valued at $3.46 per share which represents Midland's seven-day average common stock trading price surrounding the announcement of the Merger on May 26, 1998.

(ii) Vista warrants are valued at $0.76 per warrant which represents Midland's seven-day average stock purchase warrant trading price surrounding the announcement of the Merger on May 26, 1998.

(iii)Employee Stock Options are valued at $2.29 per option which represents the fair value of outstanding Stock Options using the Black-Scholes option-pricing model as of the announcement of the Merger on May 26, 1998, using the following weighted-average assumptions:

Expected Volatility.........................................   78% to 99%
Risk Free Rate..............................................   5.50% to 5.58%
Expected Life...............................................   3 to 5 years
Expected Dividend Yield.....................................   0%

(iv) Vista common stock warrants are valued at $0.55 per warrant which represents the average difference of the in-the-money warrant strike prices from the value of the Vista Common Stock as defined in (a).

     The following table represents the preliminary allocation of the total purchase price of Midland to the acquired assets and liabilities. The allocation represents the fair values assigned to each of the significant assets acquired and liabilities assumed. Any future adjustments to the allocation of the purchase price are not anticipated to be material to the unaudited pro forma combined financial statements.

Net working capital.........................................  $   375,056
Oil and gas properties......................................   36,892,475
Other property and equipment................................      174,779
Note receivable.............................................      294,387
Deferred tax liability......................................   (7,093,779)
Long-term debt..............................................   (9,756,319)
Other non-current liabilities...............................     (205,554)
Cash consideration for non-recurring merger expenses........   (2,000,000)
                                                              -----------
          Aggregate purchase consideration..................  $18,681,045
                                                              ===========

     In accordance with the exchange ratios agreed to in the Merger Agreement, the former holders of Partnership Interests in the Vista Partnership and shares of GP Common Stock will receive approximately 11,767,406 shares of Vista Common Stock and the Midland Stockholders will receive approximately 4,463,499 shares of Vista Common Stock.

3. PRO FORMA ENTRIES:

     (a) To adjust Midland's historical balances to reflect the fair market value of the assets acquired, liabilities assumed, and the new capital structure using the purchase method of accounting based on the aggregate purchase consideration as discussed in Note 2. All net working capital balances were estimated to approximate fair market value at the time of acquisition. The historical goodwill, contracts and leases, and other assets balances were eliminated as it was determined that these items did not provide any continuing value to Vista. Unearned compensation was eliminated as it related to the unamortized portion of Midland's stock-related compensation expense that is not applicable to Vista.

     (b) To record deferred taxes related to the differences between the historical tax basis of assets acquired and liabilities assumed and the fair market value allocated to the assets acquired and liabilities assumed based on the aggregate purchase consideration as discussed in Note 2.

                          VISTA ENERGY RESOURCES, INC.

     (c) To record cash consideration for non-recurring merger expenses related to the Warley Settlement Agreement as described on page 36 and legal, accounting, registration, and other costs directly related to the Midland acquisition.

     (d) To record all assumed debt as long-term under Vista's Amended and Restated Credit Agreement, dated August 15, 1997.

     (e) To record the deferred tax liability and related provision for income taxes to reflect the change in Vista's tax status from a partnership to a corporation.

     (f) The accompanying unaudited pro forma financial statements have been prepared pursuant to regulations prescribed by the Securities and Exchange Commission. The unaudited pro forma statements of operations do not consider the effects of the cost reduction plans of management to be implemented after closing. Management expects to reduce lease operating expenses by approximately $210,000 on an annual basis for efficiencies to be realized through economies of scale in common operating locations and reductions of certain field personnel. In addition, management expects to reduce general and administrative expenses by approximately $1,475,000 on an annual basis from the elimination of redundant personnel, lease space and other corporate services. In accordance with Securities and Exchange Commission regulation, none of these anticipated cost reductions have been reflected in the accompanying pro forma statements of operations.

     (g) To reclassify certain COPAS overhead charges to conform with the financial statement presentation of Vista.

     (h) To adjust depreciation, depletion and amortization expense for the additional basis allocated to the oil and gas properties acquired and accounted for using the successful efforts methods of accounting.

     (i) To adjust impairment of oil and gas properties to reflect the restatement of the Midland properties in purchase accounting as if the Merger had occurred on January 1, 1997. Midland's historical impairment charges were required under SFAS No. 121 which requires a review for impairment on a property by property basis. Although the fair value of Midland's oil and gas properties may have exceeded its cost in total, Midland recorded an impairment because of the property by property nature of the impairment test required by SFAS No. 121. In accordance with APB No. 16, the purchase consideration in the Merger has been allocated to the assets and liabilities acquired based on estimated fair values as detailed in Note 2. This allocation results in approximately $36.9 million recorded to oil and gas properties on a pro forma basis after the fair value of other assets and liabilities acquired was determined. The purchase price attributed to oil and gas properties was allocated to groups of properties based on relative fair values. Based on estimated future cash flow, management does not believe any impairment charge under SFAS No. 121 is required on a pro forma basis for the Midland properties. Vista could be required to recognize an impairment charge in the future depending on future expected prices and costs and production estimates. Due to the significance of the write-up of Midland's oil and gas properties, such an impairment charge could be significant, if required.

     (j) To adjust interest expense to be reflective of the weighted average interest rate received under Vista's Amended and Restated Credit Agreement, dated August 15, 1997. Midland's weighted average indebtedness for the six months ended June 30, 1998 and the year ended December 31, 1997 was $9.5 million and $8.6 million, respectively. The applicable interest rate under Vista's Amended and Restated Credit Agreement, dated August 15, 1997, for both periods was 7.6%.

     (k) To remove gain on 1997 Assets sold as described in footnote (m).

     (l) To record revenue and direct operating expenses for the 1997 Assets Acquired based on the actual results of operations prior to their acquisition.

     (m) To reduce revenue and direct operating expenses for the 1997 Assets Sold based on the actual results of operations prior to their sale.

                          VISTA ENERGY RESOURCES, INC.

4. INCOME TAXES:

     Vista will account for income tax in accordance with the provisions of SFAS
109. In accordance with SFAS 109, Vista will prepare separate tax calculations for each tax jurisdiction in which Vista will be subject to income taxes.

5. OIL AND GAS RESERVE DATA:

     The estimates of Midland's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with the guidelines established by the Commission and Financial Accounting Standards Board. The estimates of December 31, 1997 are based on evaluations prepared by Williamson Petroleum Consultants, Inc., independent petroleum engineers. The estimates as of December 31, 1996 and 1995, are based on evaluations prepared by
E. Ralph Green and Associates, independent petroleum engineers. For information concerning costs incurred by Midland for oil and gas operations, net revenues from oil and gas production, estimated future net revenues attributable to Midland's oil reserves and present value of future net revenues on a 10% discount rate and changes therein, see Notes to Midland's consolidated financial statements. Midland emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are subject to change as further information becomes available.

     The estimates of the Vista Partnership's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with the guidelines established by the Commission and Financial Accounting Standards Board. The estimates of December 31, 1997, 1996 and 1995 are based on evaluations prepared by the Vista Partnership. For information concerning costs incurred by the Vista Partnership for oil and gas operations, net revenues from oil and gas production, estimated future net revenues attributable to the Vista Partnership's oil reserves and present value of future net revenues on a 10% discount rate and changes therein, see Notes to the Vista Partnership's consolidated financial statements. The Vista Partnership emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are subject to change as further information becomes available.

     The following unaudited pro forma supplemental information regarding the oil and gas activities of Vista is presented pursuant to the disclosure requirements promulgated by the Commission and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

     Management emphasizes that reserve estimates are inherently imprecise and subject to revision and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available; such changes could be significant.

  Quantities of oil and gas reserves

     Set forth below is a pro forma summary of the changes in the net quantities of oil and natural gas reserves for the year ended December 31, 1997.

                                                                             GAS
                                                                BBLS        (MCF)
                                                              ---------   ----------
Balance, January 1, 1997....................................  7,381,899   25,480,189
  Revisions of previous estimates...........................  1,012,971   (2,939,237)
  Purchase of minerals-in-place.............................    762,282    6,206,929
  Sales of minerals in place................................   (400,989)  (2,170,194)
  New discoveries and extensions............................  1,711,787      349,664
  Production................................................   (596,392)  (1,772,407)
                                                              ---------   ----------
Balance, December 31, 1997..................................  9,871,558   25,154,944
                                                              =========   ==========

                          VISTA ENERGY RESOURCES, INC.

  Standardized measure of discounted future net cash flows

     The pro forma combined standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing discounted future cash flows to the tax basis of oil and gas properties, plus available carryforwards and credits, and applying the current tax rate to the difference.

                                                               DECEMBER 31,
                                                                   1997
                                                               ------------
Oil and gas producing activities:
  Future cash inflows.......................................   $208,526,470
  Future production costs...................................    (79,404,664)
  Future development costs..................................    (20,411,169)
  Future income tax expense.................................    (19,648,988)
  10% annual discount factor................................    (36,489,645)
                                                               ------------
  Standardized measure of discounted future net cash
     flows..................................................   $ 52,572,004
                                                               ============

  Changes relating to the standardized measure of discounted future net cash flows

     The principal sources of the change in the pro forma combined standardized measure of discounted future net cash flows for the year ended December 31, 1997, are as follows:

Oil and gas sales, net of production costs..................   $ (7,585,138)
Net changes in prices and production costs..................    (33,486,325)
Extensions and discoveries..................................      4,902,792
Purchases of minerals-in-place..............................      8,289,041
Sales of Reserves in Place..................................     (3,507,680)
Revisions of estimated future development costs.............     (4,318,823)
Revisions of previous quantity estimates....................      3,573,186
Accretion of discount.......................................      8,066,938
Changes in production rates, timing and other...............     (5,330,746)
Development costs to reduce future development cost.........      5,073,000
Net change in present value of future income taxes..........     14,403,882
Balance, beginning of year..................................     62,491,877
                                                               ------------
Balance, end of year........................................   $ 52,572,004
                                                               ============

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    VISTA ENERGY RESOURCES, INC.



                                    By: /s/ C. RANDALL HILL
                                       ----------------------------------------
                                       Name:   C. Randall Hill
                                       Title:  Chairman and Chief Executive
                                               Officer

Date:             November 5, 1998

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER
    -------
      2.1       Agreement and Plan of Merger dated as of May 22, 1998 among
                Vista Resources Partners, Inc., Midland Resources, Inc., Vista
                Energy Resources, Inc., and Midland Merger Co. (filed as
                Appendix A to the Company's Registration Statement on Form S-4
                (File No. 333-58495) and incorporated herein by reference).

      2.2       Form of Vista Exchange Agreement (filed as Appendix B to the
                Company's Registration Statement on Form S-4 (File No.
                333-58495) and incorporated herein by reference).

      2.3       Form of Midland Exchange Agreement (filed as Appendix C to the
                Company's Registration Statement on Form S-4 (File No.
                333-58495) and incorporated herein by reference).

     99.1*      Press Release of Vista Energy Resources, Inc. dated October 28,
                1998.

----------------------
*Filed herewith